Exhibit 99

FOR IMMEDIATE RELEASE

Thursday, September 28, 2006


                          THE EASTERN COMPANY ANNOUNCES
                            THREE-FOR-TWO STOCK SPLIT


Naugatuck, CT-The Eastern Company (AMEX-EML) announced today a three-for-two stock split of the Company's common shares, pursuant to the authority delegated to the President of the Company by a resolution of the board of directors of the Company at a meeting held on April 26, 2006.

Leonard F. Leganza, Eastern's president and chief executive officer stated, "This action reaffirms our confidence in the future operating results and cash flow of the Company, as well as our long-term goal of building shareholder value. We believe the stock split will bring the value of Eastern's shares to an attractive level for individual investors, as well as improve our liquidity and create a broader shareholder base for the Company. The three-for-two stock split will increase the number of outstanding Eastern common shares from approximately
3.6 million to approximately 5.5 million."

As a result of the stock split, shareholders of record on October 10, 2006 will be entitled to receive one additional share for every two shares they own on that date. The Company will arrange for issuance of these shares on October 17, 2006. Any fractional shares created as a result of this split will be paid by cash. The date on which the shares will begin trading at the split price is October 18, 2006. Eastern's common stock purchase rights under its Rights Agreement dated August 21, 1998, will also be appropriately adjusted to reflect the stock split.

The Eastern Company is a 148-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255